EXHIBIT 99.1

Gary P. Luquette Elected as Non-Executive Chairman of McDermott’s Board of Directors

HOUSTON — April 22, 2014 — McDermott International, Inc. (NYSE: MDR) (“McDermott” or the “Company”) announced today that Gary P. Luquette has been elected as non-executive Chairman of McDermott’s Board of Directors, effective May 6, 2014.

Mr. Luquette has served as a member of McDermott’s Board of Directors since October 18, 2013. He retired from his position as President, Chevron North America Exploration and Production, a unit of Chevron Corporation, in September 2013, following 35 years of service with Chevron.

As previously disclosed and pursuant to the Company’s By-Law requirements, D. Bradley McWilliams will retire from McDermott’s Board of Directors after eleven years of service on May 6, 2014. Mr. McWilliams currently serves as non-executive Chairman of the Board of Directors.

The Company also announced the following changes and leadership of McDermott’s Board of Director committees, effective today:

•	William H. Schumann, III will serve as Chairman of the Audit Committee

•	David A. Trice will serve as Chairman of the Finance Committee

•	Steven G. Hanks will serve as Chairman of the Governance Committee

•	Mary L. Shafer-Malicki will continue to serve as Chairman of the Compensation Committee

“I would like to thank Mr. McWilliams for his leadership and many valuable contributions to the Company over the past eleven years,” said David Dickson, President and Chief Executive Officer. “I look forward to working with Mr. Luquette closely to leverage his extensive managerial and operational experience in upstream oil and gas.”

About the Company

McDermott is a leading provider of integrated engineering, procurement, construction and installation (EPCI) services for upstream field developments worldwide. The Company delivers fixed and floating production facilities, pipelines and subsea systems from concept to commissioning for complex Offshore and Subsea oil and gas projects to help oil companies safely produce and transport hydrocarbons. Our clients include national and major energy companies. Operating in more than 20 countries across the world, our locally focused and globally integrated resources include approximately 14,000 employees, a diversified fleet of specialty marine construction vessels, fabrication facilities and engineering offices. We are renowned for our extensive knowledge and experience, technological advancements, performance records, superior safety and commitment to deliver. McDermott has served the energy industry since 1923 and is listed on the New York Stock Exchange.

To learn more, please visit McDermott’s website on the Internet at www.mcdermott.com.

McDERMOTT CONTACTS:

Investors, Analysts and Financial Media:

Steven D. Oldham

Vice President, Treasurer and Investor Relations

(281) 870-5147

soldham@mcdermott.com